Exhibit 99.2

           Second letter to subscribers first mailed January 31, 2003

Exhibit 99.2

                           Tidelands Bancshares, Inc.


Dear Subscriber:

It has always been, and will continue to be our goal to keep all subscribers informed about our progress with the formation of Tidelands Bank and the Tidelands Bancshares, Inc. stock offering.

Upon determining our need for a new President and Chief Executive Officer with more executive community banking experience, the Board of Directors, along with bank organizers have been actively and aggressively interviewing several very qualified candidates for the vacated position. We are pleased to announce Robert
E. "Chip" Coffee, Jr. as the new Chief Executive Officer for Tidelands Bancshares, Inc.

Since graduating from The Citadel in 1970, Mr. Coffee has had an extensive banking career spanning over 30 years in eastern South Carolina. He was the organizing director, President, and CEO of 1st Atlantic Bank in Little River, South Carolina for seven years prior to its merger with Anchor Bank and subsequently Carolina First. Also highlighted are Board member stints for both the South Carolina Bankers Association and the State Board of Financial Institutions among many other professional activities and experiences.

We are once again moving forward with our formation efforts; however, we are still not yet accepting any new subscriptions or any payment on any existing subscriptions. We anticipate recommencing our offering once we address regulatory matters and revise our prospectus to reflect Mr. Coffee's addition as well as other changes that have occurred in our company. We ask for your patience and continued support.

Should you have any questions, please do not hesitate to call any of the organizers.

Sincerely,


/s/ Barry I. Kalinsky                             /s/ Fred H. Renken
---------------------                             ------------------
Barry I. Kalinsky                                 Fred H. Renken
Chairman                                          Vice-Chairman
Tidelands Bancshares, Inc.                        Tidelands Bancshares, Inc.



P.O. Box 1087            Business (843) 388-8433 (Tide)  875 Lowcountry Blvd.
Mt. Pleasant, SC 29465   Fax:     (843) 388-8081         Mt. Pleasant, SC 29464